Exhibit 99.1

News Release	JBT Corporation
200 E. Randolph Drive
Chicago, IL 60601

For Release: Immediate
Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Announces Third Quarter 2008 Results

•	Segment operating profit of $24.6 million on consolidated revenue of $258.6 million for the third quarter of 2008

•	On track to achieve full-year 2008 earnings projection

•	Strong year-to-date operating cash flow

CHICAGO, November 10, 2008—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported third quarter 2008 results.

For the third quarter of 2008, revenue of $258.6 million increased from $254.7 million in the third quarter of 2007. Segment operating profit of $24.6 million decreased $0.8 million from $ 25.4 million in the prior year quarter. Diluted earnings per share from continuing operations were $0.31. Year-to-date diluted earnings per share from continuing operations were $1.22. Third quarter pro forma diluted earnings per share from continuing operations (a non-GAAP measure which includes comparable debt and interest expense in all periods) were $0.29, down 31 percent from $0.42 per diluted share in the prior year quarter. Year-to-date pro forma diluted earnings per share from continuing operations (a non-GAAP measure which includes comparable debt and interest expense in all periods) were $1.08, an increase of 48 percent from $0.73 per diluted share in the same period last year. The Company is on track to achieve its full-year earnings projection of pro forma diluted earnings per share of $1.30- $1.40 after adjusting comparable debt and interest expense for January through July 2008 (or GAAP diluted earning per share of $1.44-$1.54). Year-to-date cash flow from continuing operations reduced net debt to $108.9 million.

“We are pleased with our operating results for the quarter. We executed well across all business units. AeroTech continued its top-line growth while maintaining operating margin in an industry facing significant headwinds. We also provided strong cash flow that supported debt reduction, completion of our first acquisition, and the declaration of our very first dividend to shareholders. As with most other companies, we are concerned about general economic conditions and are closely monitoring the impact on our future business levels. However, we believe our global market positions and diversified revenue streams including a meaningful proportion of recurring revenue will help us navigate this challenging environment while maintaining focus on our longer-term growth opportunities.” said Charlie Cannon, Chairman and Chief Executive Officer.

JBT FoodTech

JBT FoodTech’s third quarter revenue of $142.8 million declined 3 percent from $146.9 million in the same period last year reflecting the slowdown in the North American markets partially offset by favorable foreign currency translation. JBT FoodTech’s operating profit of $13.1 million decreased 11 percent from $14.7 million in the third quarter of last year. Operating margin declined to 9.2 percent from 10.0 percent in the prior year quarter mainly due to lower volume and unfavorable product mix compared to the prior-year quarter; partially offset by reduced selling and administration expenses. Inbound orders totaled $138.5 million during the quarter, declining 12 percent versus $156.9 million in last year’s third quarter reflecting project delays due to the tightening credit market. Backlog of $150.7 million was down 18 percent from $184.4 million in the prior year.

JBT AeroTech

JBT AeroTech’s third quarter revenue of $115.2 million increased 9 percent from $106.0 million in the same period last year primarily due to strong shipments of aviation fuel-saving pre-conditioned air units as well as Halverson cargo loaders. JBT AeroTech’s operating profit increased 8 percent to $11.5 million from $10.7 million in the same period last year primarily resulting from the increase in revenue. Operating margin remained flat at 10 percent. Inbound orders totaled $98.5 million, down 26 percent from $132.6 million in last year’s third quarter reflecting the unfavorable industry and economic conditions facing airlines and air freight companies as well as timing of orders. Backlog of $170.9 million was down 32 percent from $252.0 million in the prior year quarter.

JBT Corporation

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Corporate Items

Corporate expense in the third quarter of 2008 was $4.2 million, an increase of $1.1 million versus the prior-year quarter in part due to initial recruiting, relocation and other expenses associated with the build-up of corporate staff.

Other expense, net, of $5.8 million increased $3.4 million from the third quarter of 2007. The Company incurred non-cash, mark-to-market expenses on foreign currency contracts of $1.1 million as a result of the recent strengthening of the U.S. dollar. As the foreign currency contracts will be held to maturity and economically hedge expected exposure, the mark-to-market difference is a timing difference and will reverse. In addition, the Company incurred a loss of $2.3 million on a currency hedge resulting from the disaggregation of pooled hedges associated with our spin-off and the recent significant strengthening of the U.S. dollar.

The Company ended the quarter with debt, net of cash, of $108.9 million after closing the acquisition of USA Sales & Automation announced in August. Net interest expense was $1.5 million in the third quarter of 2008 reflecting two months of interest expense on debt incurred as a result of the spin-off from FMC Technologies on July 31st.

In October 2008, the Company completed the dividend “true-up” process required by its separation agreement with FMC Technologies; the estimated dividend payment made at the closing of the spin-off was to be adjusted to reflect actual results. An additional payment of $38.9 million was made on October 14, 2008. The payment includes reimbursement to FMC Technologies for $24.6 million cash & cash equivalents retained by the Company’s foreign operations at the time of the spin-off.

Capital expenditures during the third quarter of 2008 were $4.4 million, up from $4.0 million in the prior year quarter. Depreciation and amortization for the third quarter was $6.9 million, up from $6.6 million in the prior-year quarter.

The Company recorded an effective tax rate of 32.8 percent for continuing operations in the third quarter.

First Nine Months 2008

For the nine months ended September 30, 2008, total revenue increased 16 percent to $795.6 million from $687.5 million during the same period last year. Segment operating profit of $73.0 million was up 27 percent from $57.6 million last year. The diluted earnings per share from continuing operations were $1.22, up 33 percent from $0.92 per diluted share in the prior year period. Pro forma diluted earnings per share from continuing operations (a non-GAAP measure which includes comparable debt and interest expense in all periods) were $1.08, an increase of 48 percent from $0.73 per diluted share in the same period last year.

Year-to-date capital expenditures totaled $16.6 million and depreciation and amortization totaled $19.5 million.

Outlook

The Company reaffirms 2008 year-over-year total revenue growth in the range of 6-10 percent and stable segment margins versus 2007 in both the JBT FoodTech and JBT AeroTech segments. Full-year US GAAP diluted earnings per share from continuing operations are projected between $1.44 and $1.54. After adjusting for comparable debt and interest expense for January through July 2008, adjusted diluted earnings per share from continuing operations are projected to be in the range of $1.30-$1.40.

JBT Corporation

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Third Quarter Earnings Conference Call

The Company will hold a conference call at 10:30 AM EST Monday, November 10, 2008, to discuss the third quarter results and the business outlook. The call can be accessed live by dialing (800) 437-4632 or (706) 634-1012, or through the Investor Relations Center of JBT Corporation’s website at http://ir.jbtcorporation.com. A replay of the call will be available through November 17, 2008 and can be accessed by dialing (800) 642-1687 and referencing passcode 68726594, or visiting the Investor Relations Center of the website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. The Company designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,100 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Registration Statement on Form 10 filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended September 30,
	2008		2007
	Historical	Pro Forma (1)	Historical	Pro Forma (1)
Revenue	$258.6	$258.6	$254.7	$254.7

Costs and expenses	244.0	244.0	234.8	234.8

Income before net interest income (expense) and income taxes	14.6	14.6	19.9	19.9
Net interest income (expense)	(1.5)	(2.4)	0.1	(2.6)

Income from continuing operations before income taxes	13.1	12.2	20.0	17.3

Provision for income taxes	4.3	4.0	6.6	5.6

Income from continuing operations	8.8	8.2	13.4	11.7

Loss from discontinued operations, net of tax	—	—	(0.7)	(0.7)

Net income	$8.8	$8.2	$12.7	$11.0

Income from continuing operations per common share:
Basic	$0.32	$0.30	$0.49	$0.42
Diluted	$0.31	$0.29	$0.49	$0.42
Weighted average shares outstanding:
Basic (2)	27.5	27.5	27.5	27.5
Diluted (2)	28.1	28.1	27.5	27.5

(1)	In connection with the separation from FMC Technologies, JBT Corporation agreed to pay FMC Technologies a dividend of $189.4 million, $150.5 of which was paid upon separation on July 31, 2008 and $38.9 million was paid on October 14, 2008. The dividend was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2008. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.
(2)	The number of shares used to compute basic and diluted earnings per share for the period ending September 30, 2007 is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the separation from FMC Technologies, or 27.5 million shares.

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions)

	Nine Months Ended September 30,
	2008		2007
	Historical	Pro Forma (1)	Historical	Pro Forma (1)
Revenue	$795.6	$795.6	$687.5	$687.5

Costs and expenses	742.4	742.4	649.2	649.2

Income before net interest income (expense) and income taxes	53.2	53.2	38.3	38.3
Net interest income (expense)	(1.2)	(7.6)	0.2	(8.0)

Income from continuing operations before income taxes	52.0	45.6	38.5	30.3

Provision for income taxes	18.2	15.8	13.1	10.1

Income from continuing operations	33.8	29.8	25.4	20.2

Income (loss) from discontinued operations, net of tax	0.3	0.3	(1.7)	(1.7)

Net income	$34.1	$30.1	$23.7	$18.5

Income from continuing operations per common share:
Basic	$1.23	$1.08	$0.92	$0.73
Diluted	$1.22	$1.08	$0.92	$0.73
Weighted average shares outstanding:
Basic (2)	27.5	27.5	27.5	27.5
Diluted (2)	27.7	27.7	27.5	27.5

(1)	In connection with the separation from FMC Technologies, JBT Corporation agreed to pay FMC Technologies a dividend of $189.4 million, $150.5 of which was paid upon separation on July 31, 2008 and $38.9 million was paid on October 14, 2008. The dividend was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2008. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.
(2)	The number of shares used to compute basic and diluted earnings per share for the period ending September 30, 2007 is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the separation from FMC Technologies, or 27.5 million shares.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue

JBT FoodTech	$142.8	$146.9	$451.1	$424.0
JBT AeroTech	115.2	106.0	343.9	264.6
Other revenue (1) and intercompany eliminations	0.6	1.8	0.6	(1.1)

Total revenue	$258.6	$254.7	$795.6	$687.5

Income before income taxes

Segment operating profit
JBT FoodTech	$13.1	$14.7	$41.8	$38.3
JBT AeroTech	11.5	10.7	31.2	19.3

Total segment operating profit	24.6	25.4	73.0	57.6

Corporate items
Corporate expense	(4.2)	(3.1)	(10.0)	(8.7)
Other expense, net (1)	(5.8)	(2.4)	(9.8)	(10.7)
Net interest income	(1.5)	0.1	(1.2)	0.3

Total corporate items	(11.5)	(5.4)	(21.0)	(19.1)

Income from continuing operations before income taxes	$13.1	$20.0	$52.0	$38.5

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Inbound Orders
JBT FoodTech	$138.5	$156.9	$434.4	$444.6
JBT AeroTech	98.5	132.6	284.1	357.5
Other orders and intercompany eliminations	(1.0)	(0.1)	(3.1)	(0.9)

Total inbound orders	$236.0	$289.4	$715.4	$801.2

	September 30,
	2008	2007
Order Backlog
JBT FoodTech	$150.7	$184.4
JBT AeroTech	170.9	252.0
Intercompany eliminations	(3.4)	(0.6)

Total order backlog	$318.2	$435.8

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$31.1	$9.5
Trade receivables, net	162.6	179.2
Inventories	141.3	147.2
Other current assets	31.5	33.9

Total current assets	366.5	369.8

Property, plant and equipment, net	125.1	126.8
Goodwill	27.6	23.8
Intangible assets, net	19.9	21.2
Other assets	46.9	32.3

Total assets	$586.0	$573.9

Accounts payable, trade and other	$78.7	$101.3
Advance payments and progress billings	105.7	105.3
Payable to former parent	38.9	—
Other current liabilities	118.3	99.6

Total current liabilities	341.6	306.2

Long-term debt	140.0	—
Long-term deferred tax liability	3.5	6.7
Other liabilities	79.5	46.7
Stockholders equity	49.4	218.3
Accumulated other comprehensive loss	(28.0)	(4.0)

Total liabilities and stockholders’ equity	$586.0	$573.9

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30,
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$33.8	$25.4
Depreciation and amortization	19.5	19.0
Trade accounts receivable, net	12.4	(18.5)
Inventories	5.3	(31.4)
Accounts payable, trade and other	(22.9)	11.1
Advance payments and progress billings	7.9	(1.1)
Other	26.1	10.3

Net cash provided by operating activities of continuing operations	82.1	14.8

Cash required by operating activities of discontinued operations	(0.1)	(2.1)

Cash provided (required) by investing activities of continuing operations:
Acquisitions	(4.5)	—
Capital expenditures	(16.6)	(14.2)
Proceeds on disposal of assets and other	2.4	1.4

Net cash required by investing activities of continuing operations	(18.7)	(12.8)

Cash provided by investing activities of discontinued operations	0.7	5.1

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(0.4)	0.5
Issuance of long-term debt, net of payments	140.0	—
Distribution to owner	(181.2)	(8.0)
Purchase of stock held in treasury	(0.7)	—

Net cash required by financing activities	(42.3)	(7.5)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.1)	0.6

Increase (decrease) in cash and cash equivalents	21.6	(1.9)

Cash and cash equivalents, beginning of period	9.5	10.3

Cash and cash equivalents, end of period	$31.1	$8.4